EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	NEWS RELEASE

Ryerson Declares Dividends and Sets Annual Meeting Date

Chicago, Illinois – January 25, 2006 – The Board of Directors of Ryerson Inc. (NYSE: RYI) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable May 1, 2006, to stockholders of record at the close of business on April 10, 2006.

The Board of Directors of Ryerson Inc. (NYSE: RYI) has set Tuesday, May 9, 2006, as the date of its annual meeting of stockholders. The meeting will be at 9:00 a.m., Central Time, at the Conrad Hotel, 521 N. Rush Street, Chicago, Illinois. Stockholders of record at the close of business on March 13, 2006 will be entitled to receive notice of, and vote at, the annual meeting of stockholders.

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Ryerson Inc. is North America’s leading distributor and processor of metals, with revenues of $4.5 billion through the first nine months of 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Effective January 1, 2006,

the company adopted the new name of Ryerson Inc.

and the ticker symbol RYI